EXHIBIT 99.325

Effect on PX of ISO Using a Zonal Congestion Management Model with Portfolio Scheduling

Discussion Topics ISO Zonal Models Effects on PX of Nodal CONG Zonal CONG Model PX and Zonal CONG Adjustment Bids on InterSC Trades

ISO Zonal Models ISO ignores effects of the location of supplies and demands within a zone for certain purposes: Ex-post prices Settlement of real-time deviations Pressure for ISO to ignore location of supplies and demands within a zone when SCs schedule FTRs: Schedule FTRs using new model (prior to CONG) Deemed use of interzonal transmission not affected by location when scheduled via an FTR Deemed use of interzonal transmission affected by location when scheduled via CONG

Effects on PX of Nodal CONG ISO use of a 3000 bus interzonal congestion model (Nodal CONG) can harm PX If ISO ever creates loops in transmission model connecting the zones marginal costs at nodes can vary within a zone PX may not be able to set zonal prices such that each generator in zone is paid at least its bid price each load pays no more than its bid price PX would be at mercy of ISO to make new zones ISO tariff does not trigger creation of new zones based on differences between nodal prices within a zone # zones could approach # buses Would run into opposition from other SCs

Effects on PX of Nodal CONG Some SCs have proposed that ISO use separate zonal model for physical scheduling of FTRs Pool nature of PX is not suited to physical bilateral trades using FTRs May disadvantage PX participants and give competitive advantage to those using other SCs PX must schedule interzonal transmission in CONG Deemed use of transmission depends on location in zone Other SC may be able to schedule interzonal transmission in preprocessor model Deemed use of transmission independent of location in zone

Zonal CONG Model ISO would not consider location of supplies and demands within a zone — only the zone To calculate deemed use of interzonal transmission, ISO distributes supplies and demands within a zone to buses in the zone using vector of predefined factors Sz GzSC DzSC Zone z GiSC = Szi ´ GzSC DiSC = Szi ´ DzSC GjSC = Szj ´ GzSC DjSC = Szj ´ DzSC GkSC = Szk ´ GzSC DkSC = Szk ´ DzSC Szi Szk Szj Bus i Bus j Bus k

Zonal CONG Model ISO predefines a number of network conditions/configurations TTC on each path FTR and ETC capacity actually available Distribution factors that apply ISO announces which network configuration it will use in each hour of day for day-ahead CONG in hour for hour-ahead CONG

Zonal CONG Model SCs would submit IPSs for portfolios by zone An arbitrary number of portfolios per zone for each SC Adjustment bids placed on portfolios by SC for interzonal congestion management SCs can schedule ETCs and physically schedule FTRs using current method Match source and sink for ETC/FTR being scheduled Submit high cost adjustment bids on demands and high negative cost adjustment bids on supplies

Zonal CONG Model ISO runs CONG using the distribution factors to spread zonal portfolios over buses in zones find final portfolio schedules deemed use of interzonal transmission by each SC marginal value of interzonal capacity on each path nodal marginal energy costs for reference SC also available for each SC Deemed use of interzonal capacity same whether using ETC, FTR or capacity acquired via CONG "auction"

Zonal CONG Model SCs pay for deemed use of interzonal transmission capacity in final portfolio schedules Pays marginal value of path capacity times deemed flow on path SC can find its "zonal" marginal energy cost ljSC = marginal energy cost at bus j lzSC = Sj z (Szj ´ ljSC) = marginal energy cost in zone z SC who charges demand and pays supplies zonal marginal energy cost will recover exactly the interzonal congestion charge it pays ISO

Zonal CONG Model SCs schedule resources to meet portfolio FSs: Net resource-level supply/demand scheduled by SC in each zone equals net portfolio-level supply/demand in final schedule for SC in zone SCs can submit adjustment bids on resources for intrazonal congestion management Potential gaming issues must be examined

Zonal CONG Model SCs' interzonal flows for their resource schedules can differ from deemed flows for their final portfolio schedules Locations of resources differ from distribution spread Any resulting violation of path limits treated as intrazonal congestion High intrazonal congestion cost triggers creation of new zone Language in ISO tariff No tariff language calls for new zone if nodal price differences within zone exceed some limit

PX and Zonal CONG PX runs auction same as today Day-ahead and hour-ahead (or day-of) Participants schedule resources to meet auction results Participants submit IPS and adjustment bids by resource Buckeye maps resource schedules to portfolios Creates one portfolio for each resource Sets zone for portfolio to zone in which resource is located Sets IPS for portfolio to IPS for resource Sets adjustment bid on portfolio to adjustment bid on resource Buckeye passes participants' resource schedules and adjustment bids to ISO as portfolios

PX and Zonal CONG Buckeye receives final portfolio schedules from ISO Buckeye maps portfolio information back to resource Buckeye gives PX systems final schedule as resource schedule Buckeye sends the final schedule back to ISO as a resource schedule along with the original adjustment bid data for intrazonal congestion management

PX and Zonal CONG PX can adapt to zonal CONG with limited changes Changes mainly restricted to Buckeye PX may want to consider modifying its systems later to allow its participants the flexibility that other SC may offer Scheduling for interzonal congestion management by portfolio Allowing participants to have different adjustment bids for interzonal and intrazonal congestion management

Adjustment Bids on InterSC Trades Zonal CONG with portfolio scheduling allows PX participants to put adjustment bids on interSC trades Allows SCs to increase interSC sales or reduce interSC purchases from PX if zonal prices rise Allows SCs to decrease interSC sales or increase interSC purchases from PX if zonal prices fall This gives the PX a major improvement to its market Makes PX energy market more attractive to SCs May increase participation

Adjustment Bids on InterSC Sale to PX InterSC sale to PX is mapped to a supply portfolio in PX Seller can specify an adjustment bid on its interSC sale to PX ISO adjusts portfolio schedule in zonal CONG PX maps final portfolio schedule back to SC's interSC sale to PX and notifies SC of level of its interSC sale When SC schedules resources, it schedules the interSC sale to PX and additional generation in zone to match sale Net of SC's interSC sale and additional generation in zone is zero Net of SC's resource schedules in the zone matches the net of its final portfolio schedules in the zone SC must keep resources in zone aside to support potential level of interSC sale when it sends portfolio schedules and adj bids to ISO

Adjustment Bids on InterSC Purchase InterSC purchase is mapped to a demand portfolio in PX Buyer can specify adjustment bid on its interSC purchase from PX ISO adjusts portfolio schedule in zonal CONG PX maps final portfolio schedule back to SC's interSC purchase from PX and notifies SC of level of its interSC purchase SC schedules the interSC purchase from PX and schedules its resources in zone to account for purchase Increases loads or reduces generation to match the purchase amount Net of SC's interSC purchase and additional load or reduced generation in zone is zero Net of SC's resource schedules in the zone matches the net of its final portfolio schedules in the zone SC must keep resources in zone aside to support potential level of interSC purchase when it sends portfolio schedules and adj bids to ISO